                                                                    EXHIBIT 4.25

                                                                  EXECUTION COPY


                              AMENDED AND RESTATED
                           INSTALLMENT SALE AGREEMENT
   (Amending and Restating the Amended and Restated Installment Sale Agreement
                          dated as of November 1, 1994)


                                     between

                         CITY OF FARMINGTON, NEW MEXICO

                                     Vendor

                                       and

                            EL PASO ELECTRIC COMPANY

                                     Vendee

                           Dated as of August 1, 2002

--------------------------------------------------------------------------------

                 Four Corners Generating Station, Units 4 and 5

--------------------------------------------------------------------------------

TO THE EXTENT, IF ANY, THAT THIS INSTALLMENT SALE AGREEMENT CONSTITUTES CHATTEL PAPER OR AN INSTRUMENT (AS SUCH TERMS ARE DEFINED IN THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN ANY APPLICABLE JURISDICTION), NO SECURITY INTEREST IN THIS INSTALLMENT SALE AGREEMENT MAY BE CREATED BY THE TRANSFER OR POSSESSION OF ANY COUNTERPART HEREOF OTHER THAN THE COUNTERPART CONTAINING THE PRINTED RECEIPT THEREFOR EXECUTED BY JPMORGAN CHASE BANK, AS TRUSTEE, ON OR IMMEDIATELY FOLLOWING THE SIGNATURE PAGE HEREOF OR THEREOF.

                                      INDEX

                   (This Index is not a part of the Agreement
                but rather is for convenience of reference only.)

                                                                                                               Page
                                                                                                               ----
     Preambles ..............................................................................................     1

ARTICLE I.   DEFINITIONS ....................................................................................     3

     SECTION 1.01.  Definitions .............................................................................     3
     SECTION 1.02.  Interpretation ..........................................................................     9
     SECTION 1.03.  Captions and Headings ...................................................................    10

ARTICLE II.  REPRESENTATIONS ................................................................................    10

     SECTION 2.01.  Representations and Warranties of the City ..............................................    10
     SECTION 2.02.  Representations and Warranties of the Company ...........................................    10
     SECTION 2.03.  Confirmation of Findings by City ........................................................    11

ARTICLE III. CONSTRUCTION OF THE FACILITIES .................................................................    12

     SECTION 3.01.  Construction of the Facilities ..........................................................    12

ARTICLE IV.  ISSUANCE, SALE AND DISPOSITION OF PROCEEDS OF THE BONDS ........................................    12

     SECTION 4.01.  Issuance and Sale of the Bonds ..........................................................    12
     SECTION 4.02.  Additional Bonds ........................................................................    12
     SECTION 4.03.  Disposition of Proceeds of the Bonds ....................................................    12
     SECTION 4.04.  Requisition Upon and Payments from Construction Fund ....................................    13
     SECTION 4.05.  Investment of Moneys Held in Funds Under the Ordinance ..................................    14

ARTICLE V.   SALE AND PURCHASE OF PROJECT; PAYMENT OF PURCHASE PRICE; CONVEYANCE
               OF TITLE; OPERATION AND MAINTENANCE; INSURANCE; INDEMNIFICATION;
               CONDEMNATION; TAXES ..........................................................................    14

     SECTION 5.01.  Sale and Purchase of the Project ........................................................    14
     SECTION 5.02.  Amounts and Dates for Payment of Purchase Price of the Project ..........................    14
     SECTION 5.03.  Payments by Company to be Assigned to the Trustee: Obligation for Payments Absolute .....    15
     SECTION 5.04.  Payment of Expenses .....................................................................    15
     SECTION 5.05.  City Access to Facilities ...............................................................    15
     SECTION 5.06.  Maintenance of Facilities ...............................................................    16
     SECTION 5.07.  Insurance ...............................................................................    16
     SECTION 5.08.  Indemnification of City; Statements for Services ........................................    16
     SECTION 5.09.  Notices of Damage .......................................................................    19
     SECTION 5.10.  Condemnation; Disposition of Proceeds ...................................................    19
     SECTION 5.11.  Condemnation of Company Property ........................................................    19

     SECTION 5.12.  Payments of Taxes and Assessments: No Liens or Charges ..................................    19
     SECTION 5.13.  Additional Payments by the Company ......................................................    20
     SECTION 5.14.  No Abatement of Payments of Purchase Price of the Project ...............................    20
     SECTION 5.15.  Liens ...................................................................................    20

ARTICLE VI.   SPECIAL COVENANTS; CREDIT FACILITY ............................................................    20

     SECTION 6.01.  No Warranty as to Suitability of Facilities .............................................    20
     SECTION 6.02.  Maintenance of Existence ................................................................    20
     SECTION 6.03.  Quiet Enjoyment of the Facilities .......................................................    21
     SECTION 6.04.  Cooperation in Applications for Permits and Licenses ....................................    21
     SECTION 6.05.  Reserved ................................................................................    21
     SECTION 6.06.  City's Access to Facilities .............................................................    21
     SECTION 6.07.  Tax Covenants ...........................................................................    21
     SECTION 6.08.  Credit Facility .........................................................................    22

ARTICLE VII.  ASSIGNMENT, LEASING AND SELLING ...............................................................    23

     SECTION 7.01.  Assignment ..............................................................................    23
     SECTION 7.02.  Conditions ..............................................................................    23
     SECTION 7.03.  Instrument Furnished to Trustee .........................................................    24

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES ................................................................    24

     SECTION 8.01.  Events of Default .......................................................................    24
     SECTION 8.02.  Force Majeure ...........................................................................    25
     SECTION 8.03.  Remedies ................................................................................    25
     SECTION 8.04.  No Remedy Exclusive .....................................................................    25
     SECTION 8.05.  Reimbursement of Attorneys' Fees ........................................................    26
     SECTION 8.06.  Waiver of Breach ........................................................................    26

ARTICLE IX.   PREPAYMENT OF PURCHASE PRICE OF THE PROJECT ...................................................    26

     SECTION 9.01.  Options of Company to Prepay Purchase Price of the Project ..............................    26
     SECTION 9.02.  Exercise of Option ......................................................................    26
     SECTION 9.03.  Mandatory Prepayment of Purchase Price of the Project ...................................    27
     SECTION 9.04.  Prepayment Upon Certain Transfers .......................................................    27

ARTICLE X.    PURCHASE AND REMARKETING OF BONDS .............................................................    28

     SECTION 10.01. Purchase of Bonds .......................................................................    28
     SECTION 10.02. Optional Purchase of Bonds ..............................................................    28
     SECTION 10.03. Determination of Interest Rate Periods ..................................................    28

ARTICLE XI.   MISCELLANEOUS .................................................................................    29

     SECTION 11.01. Term of Agreement .......................................................................    29
     SECTION 11.02. Notices .................................................................................    29
     SECTION 11.03. Parties in Interest .....................................................................    30
     SECTION 11.04. Extent of Covenants of the City; No Personal Liability ..................................    30
     SECTION 11.05. Confirmation of Request by the Company ..................................................    30

     SECTION 11.06. Amendments ..............................................................................    30
     SECTION 11.07. Counterparts ............................................................................    30
     SECTION 11.08. Severability ............................................................................    30
     SECTION 11.09. Governing Law ...........................................................................    30


Exhibit A - DESCRIPTION OF THE FACILITIES
Exhibit B - LIST OF THE COMPANY'S AFFILIATES

                              AMENDED AND RESTATED
                           INSTALLMENT SALE AGREEMENT

         THIS AMENDED AND RESTATED INSTALLMENT SALE AGREEMENT, dated as of August 1, 2002, by and between the CITY OF FARMINGTON, in the County of San Juan, an incorporated municipality, a body politic and corporate, existing under the Constitution and Laws of the State of New Mexico (hereinafter called the "City"), as Vendor, and EL PASO ELECTRIC COMPANY, a corporation organized and existing under the laws of the State of Texas (hereinafter called the "Company"), as Vendee, amending and restating the Amended and Restated Installment Sale Agreement, dated as of November 1, 1994 (hereinafter called the "1994 Agreement"), between the City, as Vendor, and the Company, as Vendee,

                              W I T N E S S E T H:

         WHEREAS, the City is authorized and empowered under the Pollution Control Revenue Bond Act, Chapter 397, Laws of 1973 of the State of New Mexico, 31st Legislature, 1st Session, as amended (the "Act") to issue revenue bonds for and to acquire, whether by construction, purchase, gift or lease, one or more projects consisting of any land, interest in land, building, structure, facility, system, fixture, improvement, appurtenance, machinery, equipment or any combination thereof, or any interest in any one or more of the foregoing, whether or not presently in existence or under construction, used by an individual, partnership, firm, company, corporation (including a public utility), association, trust, estate, political subdivision, state agency or any legal entity, or its legal representative, agent or assigns, substantially for the reduction, abatement or prevention of pollution, including, but not limited to, the removal of pollutants, contaminants or foreign substances from land, air or water, or for the removal or treatment of any substance in a processed material which would otherwise cause pollution when such material is used, provided that any such project shall be located within the State of New Mexico and within or without or partially within or without the City, but not more than fifteen miles outside of the corporate limits of the City (or that, if there is no municipality within fifteen miles of the project, the City is in the county in which the project is or may be located) and to sell or lease or otherwise dispose of any or all of such projects upon such terms and conditions as the governing body of the City (hereinafter called the "City Council") may deem advisable and as shall not conflict with the provisions of the Act; and

         WHEREAS, the Four Corners Generating Station, an electric power generating plant (hereinafter called the "Plant") is located within fifteen miles of the corporate limits of the City in San Juan County, New Mexico but not within the corporate limits of any municipality, or, if portions of the Plant are not located within fifteen miles of the corporate limits of the City, there is no incorporated municipality within fifteen miles of such portions of the Plant and the City is located in the county in which such portions of the Plant are located; and

         WHEREAS, the City Council has heretofore on October 23, 1973 adopted a Resolution (the "1973 Resolution") determining to issue, and, subject to certain conditions, agreeing to issue under the Act revenue bonds to finance the cost to the Company of certain Facilities (the "Facilities") for the abatement, control, reduction or prevention of air and water pollution caused by the operation of Units 4 and 5 at the Plant, and authorizing the Mayor to execute and deliver a preliminary agreement relating thereto and, subject to certain conditions, to take such steps and actions required or necessary in order to issue such revenue bonds, and a Preliminary Agreement dated as of December 28, 1973 (the "1973 Agreement") in the form contemplated by the 1973 Resolution was executed and delivered by the City and the Company; and

         WHEREAS, the City Council on April 8, 1980 adopted a resolution authorizing the Mayor to execute and deliver an amendment to the 1973 Agreement, and an Amendment to such Agreement dated as of April 8, 1980 in the form contemplated by said resolution was executed and delivered by the City and the Company; and

         WHEREAS, the City has heretofore issued and sold $35,440,000 aggregate principal amount of its Pollution Control Revenue Bonds, 1981 Series A (El Paso Electric Company, Four Corners Project) (the "1981 Bonds") the proceeds of which were used to defray a portion of the cost to the Company of acquiring, constructing, reconstructing, improving, maintaining, equipping or furnishing the Facilities; and

         WHEREAS, the City Council has heretofore on November 22, 1983 adopted Resolutions (the "1983 Resolutions") approving and authorizing the execution and delivery by the Mayor and the City Clerk of the City, on behalf of the City, of the 1983 Agreement setting forth the undertaking by the City to issue and sell the 1983 Bonds (as hereinafter defined); and

         WHEREAS, the City has heretofore issued and sold $35,805,000 aggregate principal amount of its Annual Tender Pollution Control Revenue Refunding Bonds, 1983 Series A (El Paso Electric Company, Four Corners Project) (the "1983 Bonds") the proceeds of which were used to refund the outstanding 1981 Bonds; and

         WHEREAS, the City has heretofore issued and sold $33,300,000 aggregate principal amount of its Adjustable Tender Pollution Control Revenue Refunding Bonds, 1994 Series A (El Paso Electric Company, Four Corners Project) (the "1994 Bonds") the proceeds of which were used to refund the outstanding 1983 Bonds; and

         WHEREAS, the Company has advised the City and the Trustee of its election to exercise its option to prepay the unpaid balance of the purchase price of the Project (as hereinafter defined) by taking the actions required by the 1994 Ordinance (as hereinafter defined) to cause to be purchased and cancelled the entire principal amount of the 1994 Bonds then outstanding, subject to the Company's right to revoke such election; and

         WHEREAS, the City has adopted its Ordinance No. 2002-1134 and Resolution No. 2002-1046 (together, the "Ordinance"), and proposes to issue thereunder its Pollution Control Revenue Refunding Bonds, 2002 Series A (El Paso Electric Company, Four Corners Project) in the aggregate principal amount of $33,300,000 (the "Bonds"); and

         WHEREAS, the JPMorgan Chase Bank, as successor trustee under the 1994 Ordinance and pursuant to instructions from the Company, has called the 1994 Bonds for mandatory tender for purchase pursuant to the 1994 Ordinance; and

         WHEREAS, the Environmental Improvement Division of the Health and Environmental Department of the State of New Mexico (the successor to which is the New Mexico Environment Department), the Agency exercising jurisdiction over the Facilities, has heretofore certified that the pollution control Facilities, as described on Exhibit A hereto, as designed are in furtherance of the purpose of abating or controlling atmospheric or water pollutants or contaminants resulting from the generation of electricity by Units 4 and 5 at the Plant;

         NOW, THEREFORE, the parties hereto, intending to be legally bound hereby and in consideration of the premises herein, DO HEREBY AGREE to amend and restate the 1994 Agreement as follows:

                                    ARTICLE I

                                   DEFINITIONS

         SECTION 1.01   Definitions.  As used herein:

         "Act" shall mean the Pollution Control Revenue Bond Act, Chapter 397, Laws of 1973 of the State of New Mexico, 31st Legislature, 1st Session, as amended by Chapter 312, Laws of 1977 of the State of New Mexico, 33rd Legislature, 1st Session, and Chapter 181, Laws of 1978 of the State of New Mexico, 33rd Legislature, 2nd Session, and Chapter 114, Laws of 1983 of the State of New Mexico, 36th Legislature, 1st Session, and all acts supplemental thereto or amendatory thereof.

         "Administration Expenses" shall mean the reasonable expenses incurred by the City with respect to this Agreement, the Ordinance and any transaction or event contemplated by this Agreement or the Ordinance, including, without limitation, the reasonable fees and disbursements of counsel and out-of-pocket expenses of the City incurred in connection with the authorization, issuance and sale of the Bonds and the compensation and reimbursement of reasonable fees, expenses and advances payable to the Trustee, the Registrar, the Paying Agent, the Tender Agent, the Bank and the Remarketing Agent under the Ordinance.

         "Agreement" shall mean this Amended and Restated Installment Sale Agreement dated as of August 1, 2002 and any and all modifications, alterations, amendments and supplements hereto.

         "Alternate Credit Support" shall mean any letter of credit, credit facility, insurance policy, guarantee or other credit support agreement or security mechanism provided by the Company in accordance with Section 6.08 hereof and any extension thereof.

         "Authorized Company Representative" shall mean each person at the time designated to act on behalf of the Company by written certificate furnished to the City and the Trustee containing the specimen signature of such person and signed on behalf of the Company.

         "Bank" shall mean the issuer of a Letter of Credit, if any, delivered in conjunction with the Bonds, and the issuer of any subsequently issued Credit Facility so long as such other Credit Facility shall be in effect, and in its capacity as such issuer, its successors in such capacity and their assigns.

         "Bond" or "Bonds" shall mean the bonds authorized to be issued under the Ordinance.

         "Bond Counsel" shall mean any firm of nationally recognized bond counsel experienced in the financing of pollution control facilities and acceptable to the City, the Trustee and the Company.

         "Bond Fund" shall mean the fund created by Section 5.01 of the Ordinance.

         "City" shall mean the City of Farmington, in the County, an incorporated municipality, a body politic and corporate, existing under the Constitution and the Laws of the State of New Mexico, and its successors and assigns.

         "City Council" shall mean the City Council of the City or the board or body in which general legislative powers of the City may subsequently be vested.

         "Claim" shall mean liabilities, obligations, losses, damages, taxes (other than taxes on income), penalties, claims (including, without limitation, claims involving liability in tort, whether strict or otherwise), actions, suits, judgments, costs, interest, expenses and disbursements, whether or not any of the foregoing shall be founded or unfounded, contingent or otherwise (including, without limitation, legal fees and expenses and costs of investigation) of any kind and nature whatsoever without any limitation as to amount.

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time. Each reference herein to a section of the Code shall be deemed to include the United States Treasury Regulations adopted under the Code, as the same may be in effect from time to time, unless the context clearly requires otherwise.

         "Company" shall mean El Paso Electric Company, a corporation formed and existing under the laws of the State of Texas, its successors and their assigns and any transferee entity to the extent permitted by Section 6.02 hereof.

         "Company Indentures" shall mean (i) that certain Indenture of Mortgage, dated as of October 1, 1946, between the Company and State Street Bank and Trust Company, as trustee, as supplemented and modified by the twenty-three indentures supplemental thereto, (ii) that certain Indenture of Mortgage, dated as of June 1, 1981, from the Company to IBJ Schroder Bank & Trust Company, as successor trustee, as the same has heretofore been supplemented and may be hereafter supplemented and modified or (iii) any indenture or mortgage made by the Company in accordance with the Plan to secure substantially the same obligations as are currently secured by the Company Indentures, and subjecting thereto substantially the same property, and subject to substantially the same prior liens and encumbrances, and having substantially similar provisions for the issuance of additional debt thereunder, as the Company Indentures.

         "Completion Date" shall mean the date of completion of acquiring, constructing, reconstructing, improving, maintaining, equipping or furnishing the Facilities, as that date shall be certified pursuant to Section 3.06 of the 1994 Agreement.

         "Construction Fund" shall mean the fund created by Section 6.01 of the Ordinance.

         "Cost of Construction" in respect of the Facilities shall mean the sum, so far as it relates to the acquiring, constructing, reconstructing, improving, maintaining, equipping or furnishing of the Facilities, of (a) obligations incurred or assumed by the Company for labor, materials and other expenses and to contractors, builders and materialmen; (b) the cost of contract bonds and of insurance of all kinds that may be deemed by the Company to be desirable or necessary during the course of construction; (c) the expenses incurred or assumed by the Company for test bearings, surveys, estimates, plans and specifications and preliminary investigations therefor, and for supervising construction, as well as for the performance of all other duties required by or reasonably necessary for proper construction; (d) the costs incurred by the Company in connection with the Letter of Credit, if any, including the fee charged by the Bank in connection with the issuance of the Letter of Credit and the costs associated with any prior Letters of Credit; (e) Administration Expenses incurred in connection with the issuance of the 1981 Bonds, the 1983 Bonds, the 1994 Bonds and the Bonds; (f) legal, accounting, financial, advertising, recording and printing expenses and all other expenses incurred in connection with the issuance of the 1981 Bonds, the 1983 Bonds and the 1994 Bonds, including the issuance fee charged by the City in accordance with the City's Ordinance No. 82-769, as amended, and Issuance Expenses with respect to the Bonds; (g) interest (exclusive of accrued interest paid by the initial purchasers of the Bonds upon delivery) (1) accruing upon each series of 1981 Bonds, the 1983 Bonds, the 1994 Bonds and the Bonds, to the extent paid from the proceeds of such series of 1981 Bonds, the 1983 Bonds, the 1994 Bonds and the Bonds, or income from the investment of such proceeds, from the date of initial issuance of such series of 1981 Bonds, the 1983 Bonds, the 1994 Bonds and the Bonds until a date six months after the completion of the project constituting a part of the Facilities and (2) accruing upon any series of bonds issued by the City otherwise than under the Ordinance to defray the cost to the Company of any portion of the Facilities or other pollution control facilities at the Plant financed under the Act, provided such interest is chargeable to a capital account or would be so chargeable either with a proper election by the Company or but for a proper election by the Company to deduct such amounts pursuant to Section 266 of the Internal Revenue Code of 1954, as amended, and in any case not subsequent to a date six months after the completion of such facilities; (h) ad valor property, income or other taxes levied upon the Facilities during their construction; (i) all other costs that the Company shall be required to pay, under the terms of any contract or contracts; (j) any sums required to reimburse the Company for payments made by the Company for any of the above items, for any other cost incurred by the Company which is properly chargeable to a capital account with respect to the Facilities or for any other costs incurred and for work done by the Company which are properly chargeable to the Facilities; and (k) all costs and expenses relating to transfers of title between the Company and the City pursuant to this Agreement.

         "Counsel" shall mean an attorney at law selected by the Company (who may be counsel to either or both of the City and the Company) and acceptable to the Trustee or, if not selected by the Company within a reasonable time following any request therefor, by the City and acceptable to the Trustee.

         "County" shall mean San Juan County, New Mexico.

         "Credit Facility" shall mean, collectively, a Letter of Credit, if any, and any extensions thereof, and, upon the issuance and delivery of any Alternate Credit Support in accordance with Section 6.08 hereof, "Credit Facility" shall mean such Alternate Credit Support.

         "Environmental Law" shall mean any federal, state or local law, rule, regulation, order, writ, judgment, injunction, decree, determination or award relating to the environment, health or safety or to the release or threatened release of any materials into the environment, including, without limitation, the Clean Air Act, as amended, the Clean Water Act of 1977, as amended, the comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, as amended, the Toxic Substance Control Act, as amended, and the Resource Conservation and Recovery Act of 1976, as amended.

         "Facilities" shall mean the pollution control systems and facilities presently existing, under construction and to be constructed at the Plant, which are described in Exhibit A hereto, as from time to time revised, changed, amended or modified and related improvements and any substitutions therefor.

         "Hazardous Materials" shall mean all materials that are, or become, subject to any Environmental Law, including, without limitation, materials listed in 49 I.E. ss.172.101, materials defined as hazardous pursuant to Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, flammable, explosive or radioactive materials, hazardous or toxic wastes or substances, petroleum or petroleum distillates, PCB's or asbestos or urea formaldehyde containing materials.

         "Issuance Expenses" shall mean any and all expenses incurred in connection with the issuance of the Bonds including, but not limited to, any (a) underwriters' compensation; (b) counsel fees; (c) financing advisor fees; (d) rating agency fees; (e) trustee fees; (f) paying agent and certifying and authenticating agent fees; (g) accounting fees; (h) printing costs; (i) costs incurred in connection with the required public approval process; (j) costs of engineering and feasibility studies necessary to the issuance of the Bonds (as opposed to such studies relating to completion of the Project); and (k) the issuance fee charged by, and expenses and disbursements of, the City. Notwithstanding anything to the contrary herein, "Issuance Expenses" shall not include any bond insurance premiums and certain letter of credit fees that would be treated as interest expenses under the arbitrage restrictions of the Code.

         "Letter of Credit" shall mean an irrevocable, direct-pay letter of credit, if any, issued by the Bank and delivered to the Trustee in accordance with Section 6.08 hereof and any extension thereof.

         "Moody's" shall mean Moody's Investors Service, Inc., a corporation organized and existing under the laws of the State of Delaware, its successors and their assigns, and, if such corporation shall be dissolved or liquidated or shall no longer perform the functions of a securities rating agency, "Moody's" shall be deemed to refer to any other nationally-recognized securities rating-agency designated by the Company, with the approval of the Remarketing Agent and the Bank, by notice to the Trustee, the Tender Agent and the City.

         "1981 Bonds" shall mean the City's $35,440,000 aggregate principal amount of Pollution Control Revenue Bonds, 1981 Series A (El Paso Electric Company, Four Corners Project).

         "1981 Construction Fund" shall mean the fund created in connection with the 1981 Bonds.

         "1983 Agreement" shall mean the Installment Sale Agreement, dated as of November 1, 1983, between the City, as Vendor, and the Company, as Vendee.

         "1983 Bonds" shall mean the City's $35,805,000 aggregate principal amount of Annual Tender Pollution Control Revenue Refunding Bonds, 1983 Series A (El Paso Electric Company, Four Corners Project).

         "1983 Construction Fund" shall mean the fund created under the 1983 Agreement.

         "1983 Ordinance" shall mean Ordinance No. 83-807, as supplemented by Resolution 83-403, creating and securing the 1983 Bonds, as modified, altered, amended, supplemented or confirmed by any and all ordinances or resolutions supplemental thereto or amendatory thereof adopted pursuant thereto.

         "1994 Agreement" shall mean that certain Installment Sale Agreement dated as of November 1, 1994, between the City and the Company, and setting forth the undertaking by the City to issue and sell the 1994 Bonds (as hereinafter defined).

         "1994 Bonds" shall mean the City's $33,300,000 aggregate principal amount of Pollution Control Revenue Refunding Bonds, 1994 Series A (El Paso Electric Company, Four Corners Project).

         "1994 Construction Fund" shall mean the fund created under the 1994 Agreement.

         "1994 Ordinance" shall mean Ordinance No. 94-1018, as amended and supplemented by Ordinances Nos. 96-1035 and 99-965 and Resolution 94-798, creating and securing the 1994 Bonds.

         "Non-Qualifying Costs" in respect of the Facilities shall include any Cost of Construction that does not constitute a Qualifying Cost.

         "Outstanding", when used in reference to the Bonds, shall mean, as at any particular date, the aggregate of all Bonds authenticated and delivered under the Ordinance except;

               (a) those cancelled at or prior to such date or delivered to or held by the Trustee at or prior to such date for cancellation;

               (b) those deemed to have been paid in accordance with Article IX of the Ordinance;

               (c) those in lieu of, or in exchange, replacement or substitution for which, other Bonds shall have been authenticated and delivered pursuant to the Ordinance unless proof satisfactory to the Trustee and the Company is presented that such Bond is held by a bona fide holder in due course; and

               (d)  Undelivered Bonds.

         "Ordinance" shall mean Ordinance No. 2002-1134 adopted by the City on July 9, 2002, as supplemented by Resolution No. 2002-1046 adopted by the City on July 23, 2002, creating and securing the Bonds, as modified, altered, amended, supplemented or confirmed by any and all ordinances or resolutions supplemental thereto or amendatory thereof adopted pursuant thereto.

         "Owner" shall mean the person or entity in whose name any Bond is registered upon the registration books maintained pursuant to Section 2.04 of the Ordinance.

         "Permitted Encumbrances" shall mean and include (a) liens for taxes, assessments and other governmental charges not delinquent or which can be paid without penalty; (b) unfiled, inchoate mechanics' and materialmen's liens for construction work in progress; (c) workmen's, repairmen's, warehousemen's and carriers' liens and other similar liens, if any, arising in the ordinary course of business; (d) all the following, if they do not individually or in the aggregate materially impair the use of the Facilities or materially detract from the value thereof to the Company, viz. any easements, restrictions, mineral, oil, gas and mining rights and reservations, zoning laws and defects in title or other encumbrances to which the Facilities may be subject because of the installation thereof at the Plant; (e) any lien for the satisfaction and discharge of which a sum of money or surety bond deemed adequate by the Trustee is on deposit with the Trustee; (f) the rights of the City under this Agreement or any other sale agreement or lease agreement between the City and the Company relating to the issuance of bonds under the Act; (g) the lien of the Company Indentures and the permitted encumbrances and other prior liens referred to therein; (h)(1) the rights and interest of the Navajo Tribe of Indians in the Plant site (which is located on the Navajo Reservation), the Company's rights existing by virtue of the Supplemental Lease dated as of July 19, 1966, between the Navajo Tribe of Indians, as lessor, and the Company and certain other persons as tenants in common, as lessees; (2) the rights and interest of the United States of America in the Plant site and the Company's rights existing by virtue of the rights-of-way and easements granted to the Company and certain other persons as tenants in common by the Secretary of the Interior of the United States of America, by Grant dated as of July 1966; (3) any defects in the title of the Navajo Tribe to the lands leased; and (4) any restrictions on, or inability of the Company to obtain enforcement or such lease against the Navajo Tribe; and (i) rights and interests of co-owners of the Plant arising under the Plant Agreements.

         "Plant" shall mean the Four Corners Generating Station, an electric power generating plant located within fifteen miles of the corporate limits of the City in the county but not within the corporate limits of any municipality or, if portions of the Plant are not located within fifteen miles of the corporate limits of the City, there is no incorporated municipality within fifteen miles of such portions of the Plant and the City is located in the county in which such portions of the Plant are located.

         "Plant Agreements" shall mean all of the contracts relating to the ownership, construction and operation of Unit 4 and Unit 5 at the Plant as from time to time amended and supplemented.

         "Project" shall mean the interest in the Facilities sold by the City to the Company pursuant to this Agreement.

         "Purchase Price of the Project" shall mean that purchase price determined pursuant to Section 5.02(a) of this Agreement.

         "Qualifying Costs" shall mean any Cost of Construction to the extent that payment thereof from the Construction Fund or the Bond Fund would constitute within the meaning of Section 103(b)(4) of the Internal Revenue Code of 1954, as amended, or any successor statute, the use of proceeds of Bonds to provide Facilities that are air or water pollution control facilities, solid waste disposal facilities, or other exempt facilities within the meaning of such Section, or facilities functionally related and subordinate thereto.

         "Reimbursement Agreement" shall mean (i) any Reimbursement Agreement, made by the Company in favor of the Bank, relating to payments for moneys drawn under the Letter of Credit, if any, and any amendments, modifications and supplements thereto, and (ii) from and after the issuance of an Alternate Credit Support, any letter of credit reimbursement agreement or other arrangement between the Company and the issuer of any Alternate Credit Support, and any amendments, modifications and supplements thereto.

         "Remarketing Agent" shall mean any remarketing agent appointed in accordance with Section 14.01(i) of the Ordinance.

         "S&P" shall mean Standard & Poor's Ratings Group (a Division of McGraw-Hill Inc.), a corporation organized and existing under the laws of the State of New York, its successors and their assigns, and, if such corporation shall be dissolved or liquidated or shall no longer perform the functions of a securities rating agency, "S&P" shall be deemed to refer to any other nationally-recognized securities rating agency designated by the Company, with the approval of the Remarketing Agent and the Bank, by notice to the Trustee, the Tender Agent and the City.

         "Tender Agent" shall mean any \ tender agent appointed in accordance with Section 14.01(ii) of the Ordinance.

         "Trustee" shall mean JPMorgan Chase Bank, as trustee under the Ordinance, and its successor or successors in accordance with the Ordinance. "Corporate Trust Office" of the Trustee shall mean the principal office of the Trustee in Texas at which at any particular time its corporate trust business shall be administered, which office at the date of the adoption of the Ordinance is 600 Travis, Suite 1150, Houston, TX 77002, Attention: Institutional Trust Services; except that with respect to the presentation of Bonds for payment or for registration of transfer, exchange or tender, such term shall mean the office or agency of the Trustee at 2001 Bryan Street, 9/th/ Floor, Dallas, Texas 75202 Attention: Registered Bond Events.

         SECTION 1.02. Interpretation. Unless the context indicates otherwise, words importing the singular number include the plural number, and vice versa: the terms "hereof", "hereby", "herein", "hereto", "hereunder" and similar terms refer to this Agreement: and the term "hereafter" means after, and the term "heretofore" means before, the date of delivery of the Bonds. Words of any gender include the correlative words of the other genders, unless the sense indicates otherwise.

          SECTION 1.03. Captions and Headings. The captions and headings in this Agreement are solely for convenience of reference and in no way define, limit or describe the scope or intent of any Articles, Sections, subsections, paragraphs, subparagraphs or clauses hereof.

                               (End of Article I)

                                  ARTICLE II.

                                 REPRESENTATIONS

          SECTION 2.01. Representations and Warranties of the City. The City makes the following representations and warranties as the basis for the undertakings on the part of the Company herein contained:

               (a) The City is an incorporated municipality, a body politic and corporate, existing under the Constitution and laws of the State of New Mexico;

               (b) The City has the power to enter into the transactions contemplated by this Agreement and the Ordinance and to carry out its obligations hereunder and thererunder;

               (c) The City has the power to enter into this Agreement and by proper corporate action has duly authorized the execution and delivery hereof; and

               (d) The execution and delivery of this Agreement and the adoption of the Ordinance and compliance with the provisions hereof and thereof will not conflict with, or constitute on the part of the City a breach of or a default under, any existing law, court or administrative regulation, decree or order to which the City is subject to any agreement, ordinance, mortgage, lease or other instrument by which the City is or may be bound.

          SECTION 2.02. Representations and Warranties of the Company. The Company makes the following representations and warranties as the basis for the undertakings on the part of the City herein contained:

               (a) (i) The Company is a corporation duly incorporated under the laws of the State of Texas and is in good standing under the laws of the State of Texas, has power to enter into this Agreement and to perform and observe the agreements and covenants on its part contained herein, and by proper corporate action has duly authorized the execution and delivery hereof, (ii) the Company is duly qualified to hold property and transact business as a foreign corporation and is in good standing under the laws of the State of New Mexico, (iii) all of the proceeds of the Bonds will be used to purchase and cancel the 1994 Bonds, (iv) prior to the issuance of the Bonds, the New Mexico Public Regulation Commission and the Federal Energy Regulatory Commission will have approved all matters relating to the Company's participation in the transactions contemplated by this Agreement which require said approval, and no other consent, approval, authorization or other order of any regulatory body or administrative agency or other governmental body is legally required for the Company's participation therein except such as have been or will have been obtained prior to the issuance of the Bonds or such, if any, as may be required under state securities or Blue Sky laws, and (v) the execution and delivery of this Agreement by the Company do not, and consummation of the transactions contemplated hereby and fulfillment of the terms hereof will not, result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust or other agreement or instrument to which the Company is a party, or the Restated Articles of Incorporation or Bylaws of the Company, or any order, rule or regulation applicable to the Company of any court or of any Federal or state regulatory body or administrative agency or other governmental body having jurisdiction over the Company or over any of its properties, or any statute of any jurisdiction applicable to the Company other than breaches or defaults that individually or in the aggregate are not expected to have a material adverse effect on the Company.

               (b) The Facilities meet applicable Federal, state and local requirements for the control of pollution now in effect and are used for the reduction, abatement and prevention of pollution;

               (c) The Company does not presently expect that the description of the Facilities contained in Exhibit A hereto will be revised;

               (d) The Facilities are located in the County within fifteen miles of the City, but not within the corporate limits of any municipality or, if portions of the Facilities are not located within fifteen miles of the corporate limits of the City, there is no incorporated municipality within fifteen miles of such portions of the Facilities;

               (e) With respect to the Facilities at the date of this Agreement it has, with respect to the Facilities on the date of the first issuance of the Bonds it will have and with respect to each portion or item of the Facilities acquired, constructed, reconstructed, improved, maintained, equipped or furnished after the date of this Agreement it will, when the same is acquired, constructed, reconstructed, improved, maintained, equipped or furnished and any interest therein is to pass hereunder to the City, have good and marketable title to such interest therein, free and clear of all claims, liens and encumbrances other than Permitted Encumbrances; and

               (f) The interest referred to in subsection (e) of this Section is, and on the date of the first issuance of the Bonds hereunder such interest will be, (i) a 7% undivided interest with respect to Facilities serving only Units 4 and 5 at the Plant and (ii) a 5.07% undivided interest with respect to Facilities serving all five Units at the Plant.

               (g) The Company has no affiliates except those listed on Exhibit B hereto.

         SECTION 2.03. Confirmation of Findings by City. The City hereby confirms its findings that its financing of the Company's interest in the Facilities will serve the public purpose of the act to protect and promote the health, welfare and safety of the citizens of the State of New Mexico and its habitat and wildlife, with the resultant higher level of employment and economic activity and stability.

                               (End of Article II)

                                  ARTICLE III.

                         CONSTRUCTION OF THE FACILITIES

          SECTION 3.01. Construction of the Facilities. The Company has exercised all its rights, powers, elections and options under the Plant Agreements to cause the acquisition, construction, improvement or equipping of the Facilities on the site of the Plant. In accordance with the provisions of
Section 3.06 of the 1994 Agreement and Section 5.01(d) of the 1994 Ordinance, the Company provided the required certification to the City and the Trustee upon completion of the Facilities.

                              (End of Article III)

                                  ARTICLE IV.

             ISSUANCE, SALE AND DISPOSITION OF PROCEEDS OF THE BONDS

          SECTION 4.01. Issuance and Sale of the Bonds. The City agrees with the Company that it will cooperate with the Company and use its best efforts to issue, sell and deliver the Bonds.

          SECTION 4.02. Additional Bonds. The Ordinance does not provide for the issuance of any bonds other than the Bonds.

          SECTION 4.03. Disposition of Proceeds of the Bonds. The City agrees that the Construction Fund shall be established with the Trustee in accordance with Section 6.01 of the Ordinance. No proceeds of the Bonds shall be deposited in the Construction Fund. The Construction Fund shall be held available for receipt of moneys, if any, transferred, pursuant to the terms of the Ordinance, from the 1994 Construction Fund. The Trustee shall apply the moneys in the Construction Fund solely for the following purposes:

               (a) Payment to the Company or persons designated by the Company of amounts in respect of the Cost of Construction which are payable from time to time in accordance with the applicable provisions of the Ordinance and Section 4.04 of this Agreement, subject, however, to prior disbursement of any amounts then required to be paid in accordance with subsection (c) of this Section.

               (b) After making the payments referred to in subsection (a) of this Section and upon request of the Company, payment into the Bond Fund of all amounts (except for amounts retained for any Cost of Construction not then due and payable or the liability for payment of which is being disputed by the Company referred to in said certificate) remaining in the Construction Fund, including any unliquidated investments made with the use of moneys deposited in the Construction Fund.

               (c) Payment into the Bond Fund in the event the Company elects under Section 9.01(a) of this Agreement to prepay the unpaid balance of the purchase price of the

         Project, such payment into the Bond Fund to be made on the date on which such prepayment is made.

               (d) If the principal of the Bonds shall have become due and payable pursuant to Section 10.01 of the Ordinance payment into the Bond Fund of all amounts remaining in the Construction Fund without further authorization but with advice to the City and to the Company of such action.

         Pending payment of the amounts in the Construction Fund, the undisbursed portion of the same shall, if the Company so elects, be invested and reinvested in the manner prescribed in the Ordinance.

         The Company agrees that, except for requisitions with respect to Issuance Expenses, it shall not submit or cause to be submitted to the Trustee any requisition pursuant to Section 4.04 hereof, and shall have no claim upon any moneys in the Construction Fund, so long as there shall have occurred and be subsisting any Event of Default enumerated in subsection (a) or (b) of Section
8.01 of this Agreement. The foregoing sentence shall not prevent the application of moneys in the Construction Fund for the purposes set forth in subsections
(b), (c), and (d) of this Section.

         SECTION 4.04. Requisition Upon and Payments from Construction Fund. The City has, by the provisions of the Ordinance, authorized and directed the Trustee to make payments from the Construction Fund in accordance with the provisions of this Agreement. The Trustee is hereby authorized and directed to pay the Cost of Construction pursuant to subsection (a) of Section 4.03 hereof upon receipt of requisitions signed by an Authorized Company Representative, such requisitions to state with respect to each payment to be made: (1) the requisition number, (2) the name and address of the person, firm or corporation to whom payment is due or has been made, (3) the amount paid or to be paid, (4) that, upon the payment of such requisition and as of the date of such payment, neither of the alternatives specified in the next paragraph shall result and (5) that no Event of Default enumerated in subsection (a) or (b) of Section 8.01 of the Agreement has occurred and is subsisting.

         The Company will cause such requisitions to be submitted to the Trustee as may be necessary to effect payments out of the Construction Fund in accordance with this Section; provided, however, that the Company will not submit any requisition which, if paid, would result, as of the date of such payment, in more than (a) 10% of the total of all moneys paid from the Construction Fund, the 1981 Construction Fund, the 1983 Construction Fund and the 1994 Construction Fund, other than amounts paid for expenses incurred in connection with the issuance of the 1981 Bonds, the 1983 Bonds or the 1994 Bonds, having been used for the payment of Non-Qualifying Costs or (b) more than two percent (2%) of the proceeds of the Bonds having been used for the payment of Issuance Expenses.

         In paying any requisition under this Section 4.04 the Trustee may rely, without any duty of investigation, as to the completeness and accuracy of all statements in such requisition upon the approval of such requisition by an Authorized Company Representative, and the Company hereby covenants and agrees to indemnify and save harmless the Trustee from any liability incurred in connection with any requisition so approved by an Authorized Company Representative.

         If requested by the City, a copy of each requisition submitted to the Trustee for payment under this Section shall be promptly provided by the Trustee to the City.

         The Company represents that on the date of first issue of the Bonds the Company is materially in compliance with Section 4.04 of the 1994 Agreement and agrees that from and after such date of first issue all requisitions of moneys from the Construction Fund shall be the lesser of (1) the amount determined pursuant to said Section 4.04 of the 1994 Agreement and (2) the amount determined as though this Section 4.04 governed such requisitions and all past requisitions.

         SECTION 4.05. Investment of Moneys Held in Funds Under the Ordinance. The Company and the City agree that any moneys held in any fund created by the Ordinance shall be invested or reinvested only as provided in the Ordinance.

                               (End of Article IV)

                                   ARTICLE V.

                    SALE AND PURCHASE OF PROJECT; PAYMENT OF
               PURCHASE PRICE; CONVEYANCE OF TITLE; OPERATION AND
          MAINTENANCE; INSURANCE; INDEMNIFICATION; CONDEMNATION; TAXES

         SECTION 5.01.   Sale and Purchase of the Project. Pursuant to Sections
3.07 and 5.01 of the 1994 Agreement, the Facilities were sold by the Company to the City and then resold by the City to the Company for a purchase price set forth therein. The parties hereto agree that, notwithstanding anything to the contrary in the 1994 Agreement, effective as of the date of issuance of the Bonds, the Purchase Price for the Project shall be defined in Section 5.02 hereof.

         SECTION 5.02. Amounts and Dates for Payment of Purchase Price of the Project. (a) The price to be paid by the Company for the Project shall be an amount equal to the aggregate principal amount due on the Bonds, whether at maturity or by reason of redemption, or otherwise, and the interest to be paid by the Company on its obligation to pay such price shall be an amount equal to the aggregate of the premium, if any, and interest on the Bonds, such price together with such interest thereon being for all purposes of this Agreement referred to as the "Purchase Price of the Project." The Company shall, and hereby agrees to, pay the Purchase Price of the Project by delivery or causing delivery of such further installments, in immediately available funds, necessary on the dates and in the amounts and in the manner in the Ordinance as may be necessary to enable the City to cause payment to be made to the Trustee of principal of and premium, if any, and interest on the Bonds, whether at maturity, upon redemption, or otherwise, provided that any amount credited under the Ordinance against any cash payment required to be made by the City thereunder shall be credited against the corresponding cash payment required to be made by the Company hereunder.

          (b) The Company shall, and hereby agrees to, pay in addition to the Purchase Price of the Project an amount equal to the aggregate of all other payments to be made out of the Bond Fund, payment thereof to be made not later than the principal or interest payment date next following any such payment out of the Bond Fund but in any event in time to prevent any failure to pay when due the principal of, premium, if any, and interest on any of the Bonds.

          (c) In the event the Company shall fail to make any of the payments required in this Section 5.02, the item or installment so in default shall continue as an obligation of the Company until the amount in default shall have been fully paid. Draws by the Trustee under the Credit Facility to pay the principal of, premium, if any, or interest on the Bonds shall be deemed to satisfy the Company's obligation to make purchase price payments to the extent of such draws.

          (d) The obligation of the Company to make the payments described in subsection (a) of this Section may be accelerated or prepaid in accordance with the provisions of this Agreement, notwithstanding the provisions of this Section.

     SECTION 5.03.  Payments by Company to be Assigned to the Trustee:
Obligation for Payments Absolute. It is understood and agreed that all payments under Section 5.02 of this Agreement are, by the Ordinance, to be pledged by the City to the Trustee, and that all rights and interest of the City under this Agreement, except for the City's rights under Sections 5.04, 5.08 and 8.05 of this Agreement and any rights of the City to receive notices, certificates, requests, requisitions, directions and other communications hereunder, are to be pledged and assigned to the Trustee. The Company assents to such pledge and assignment and agrees that the obligation of the Company to make the payments under Section 5.02 hereof shall be absolute, irrevocable and unconditional and shall not be subject to any defense (other than payment) or any right of set-off, counterclaim or recoupment arising out of any breach under this Agreement, the Reimbursement Agreement, the Ordinance, the Credit Facility or otherwise by the City, the Trustee, the Tender Agent, the Remarketing Agent, the Bank or any other party, or out of any obligation or liability at any time owing to the Company by the City, the Trustee, the Tender Agent, the Remarketing Agent, the Bank or any other party. The City directs the Company, and the Company agrees, to pay to the Trustee at its Corporate Trust Office all payments pursuant to Section 5.02 of this Agreement.

     SECTION 5.04. Payment of Expenses. The Company agrees to pay all compensation and reasonable fees and expenses of, and to reimburse for the expenses and advances incurred by each of the Trustee, the Registrar, the Remarketing Agent, the Paying Agent and the Tender Agent under the Ordinance. So long as any Bonds are Outstanding, the Company will pay to the City semiannually, on a date to be agreed upon, or within 30 days of receipt of a statement therefor submitted to the Company pursuant to Section 5.08 hereof, the amount of any other Administration Expenses not theretofore provided for which have accrued and become payable.

     SECTION 5.05. City Access to Facilities. The Company agrees that the City shall have the right, upon appropriate prior notice to the Company, to have reasonable access to the Facilities during normal business hours for the purpose of making examinations and inspections of the same.

     SECTION 5.06. Maintenance of Facilities. So long as any Bonds are Outstanding, the Company will exercise all of its rights, powers, elections and options under the Plant Agreements to maintain, preserve and keep the Facilities or to cause such Facilities to be maintained, preserved and kept in good repair, working order or condition and from time to time to make or cause to be made all necessary and proper repairs, replacements and renewals; provided, however, that the Company will have no obligation to maintain, preserve, keep, repair, replace or renew any item or portion of such Facilities (a) the maintenance, preservation, keeping, repair, replacement or renewal of which becomes uneconomic to the Company because of damage or destruction by a cause not within the control of the Company, or obsolescence (including economic obsolescence) or change in governmental standards and regulations, or the termination by the Company of the operation of the generating facilities to which the portion of such Facilities is an adjunct, and (b) with respect to which the Company has furnished to the City and the Trustee a certificate executed by an Authorized Company Representative that the maintenance, preservation, keeping, repair, replacement or renewal of such portion of such Facilities is being discontinued for one of the foregoing reasons, which shall be stated therein.

     The Company shall have the privilege at its own expense of remodeling such Facilities or making substitutions, modifications and improvements to such Facilities from time to time as it, in its discretion, may deem to be desirable for its uses and purposes, which remodeling, substitutions, modifications and improvements shall be included under the terms of this Agreement as part of such Facilities.

     SECTION 5.07. Insurance. So long as any Bonds are Outstanding and the Company, itself or through its agents, operates the Facilities, the Company shall maintain or cause to be maintained, through a program of self-insurance or otherwise, such fire, casualty, public liability and other insurance with respect to the Facilities owned or leased by the Company as is customarily carried by electric utility companies with respect to similar facilities.

     SECTION 5.08. Indemnification of City; Statements for Services. The Company agrees, whether or not any of the transactions contemplated hereby shall be consummated and whether or not this Agreement, the Ordinance, the Credit Facility or any other document relating to the Bonds shall have expired or been terminated to release, to assume liability for, and agrees to indemnify and hold harmless, on an after-tax basis, the City, the Trustee, the Paying Agent and the Registrar and each of the officers, officials, directors, employees, staff members, agents, shareholders and partners of each of the Trustee, the Paying Agent and the Registrar (each an "Indemnified Party" and collectively, the "Indemnified Parties") from and against, any and all Claims that are imposed on, incurred by or asserted against any Indemnified Party (whether or not because of an act or omission by such Indemnified Party and whether or not such Indemnified Party shall also be indemnified by another person), in whole or in part, as a result of, caused by, arising out of or in any way relating to:

          (a) any injury to or death of any person or damage to property in or upon the Facilities or growing out of or connected with the use, non-use, condition or occupancy of the Facilities or any part thereof;

          (b)  violation of any agreement or condition of this Agreement;

          (c) violation by the Company of any contract, agreement or restriction relating to the Facilities;

          (d) violation of any law, ordinance or regulation affecting the Facilities or a part thereof or the ownership, occupancy or use thereof;

          (e) any statement or information contained in the Ordinance, this Agreement, any official statement, any certificate or any other documents relating to the Bonds and the proceedings relating to their issuance and sale, furnished by the Company to the City which is misleading, untrue or incorrect in any material respect or use thereof;

          (f) any investigation, litigation, proceeding, cleanup, audit, violation or other matter, related to, of, or involving the application or compliance with any Environmental Law, the protection of the environment or the release by the Company of any Hazardous Material;

          (g) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any property owned or operated by the Company of any Hazardous Material, whether caused by, or within the control of, the Company; and

          (h) the administration of the trust created by the Ordinance, the exercise of any rights under the Ordinance and the performance of any remedial measures permitted by the Ordinance,

except for (i) a Claim against an Indemnified Party (other than the City) that arises by reason of such Indemnified Party's gross negligence or willful misconduct or, in the case of clause (h) above, negligence or willful misconduct and (ii) Claims arising out of activities described in Section 56-7-1A or B, NMSA 1978, to the extent such Sections are applicable; provided, however, if and to the extent the foregoing agreement to indemnify is unenforceable for any reason, the Company agrees to make the maximum contribution to the payment and satisfaction of each of the agreed indemnities that is permissible under applicable law.

     In addition, the Company will indemnify and hold the City, the Trustee, the Paying Agent, the Registrar, the Trustee's, the Paying Agent's and the Registrar's officers, directors, employees and agents free and harmless from any loss, claim, damage, tax, penalty, liability (including but not limited to liability for any patent infringement), disbursement, cause of action, suit, demand, judgment, litigation expenses, attorneys' fees and expenses or court costs arising out of, or in any way relating to (a) any errors or omissions of any nature whatsoever contained in any legal proceedings or other official representation or inducement made by the City pertaining to the Bonds, (b) any fraud or misrepresentations or omissions contained in the proceedings of the City relating to the issuance of the Bonds or pertaining to the financial condition of the Company which, if known to a purchaser or holder of the Bonds, might be considered a material factor in a decision whether or not to buy the Bonds, and (c) the execution or performance of this Agreement, the issuance or sale of the Bonds, actions taken under the Ordinance or any other cause whatsoever pertaining to the Facilities and the approval under the Act, and from any taxes levied or assessed by reason of the sale of its interests in the Facilities by the Company to the City and by reason of the sale of the Project by the City to the Company.

         Promptly after receipt by an Indemnified Party under this Section 5.08 of written notice of the existence of a claim in respect of which indemnity hereunder may be sought or of the commencement of any action against the Indemnified Party in respect of which indemnity hereunder may be sought, the Indemnified Party shall notify the Company in writing of the existence of such Claim or commencement of such action. In case any such action shall be brought against an Indemnified Party under this Section 5.08, the Indemnified Party shall notify the Company of the commencement thereof and the Company shall be entitled to participate in and, to the extent that it may wish, to assume the defense thereof, with counsel satisfactory to the Indemnified Party; provided, however, that if the Indemnified Party shall have been advised in an opinion of counsel to the Indemnified Party that there may be legal defenses available to it which are adverse to or in conflict with those available to the Company or other Indemnified Parties, which in the opinion of counsel to the Indemnified Party, should be handled by separate counsel, the Company shall not have the right to assume the defense of such action on behalf of the Indemnified Party, but shall be responsible for the reasonable fees and expenses of the Indemnified Party in conducting its defense; and provided, further, that if the Company shall not have assumed the defense of such action, and shall not have employed counsel therefor satisfactory to the Indemnified Party within a reasonable time after notice of commencement of such action, such reasonable fees and expenses incurred by the Indemnified Party in conducting its own defense shall be borne by the Company.

         The Company's responsibility for the reasonable fees and expenses of any Indemnified Party in conducting its defense as provided in the preceding paragraph shall commence from the time the Claim is known of by the Company, and such responsibility shall exist and continue regardless of the merits of the Claim.

         In addition, the Company agrees that if it initiates any action, suit or other proceeding with respect to any claim, demand or request for relief, whether judicial or administrative, in which the City, the Trustee, the Registrar or the Paying Agent is named or joined as a party, the Company will pay and reimburse to such party the full amount of all reasonable fees and expenses incurred by such party with respect to such party's defense of or participation in such action, suit or other proceeding.

         The City may submit to the Company periodic statements, not more frequently than monthly, for the reasonable value of services of any City employees utilized, and for the full amount of any City expenses incurred by the City in connection with the performance or attainment by the City of its obligations and rights under the Ordinance, the Bonds or this Agreement, and the Company shall make payment to the City of the full amount of each such statement within 30 days after the Company receives such statement; provided that the Company within such 30-day period may in writing and in good faith specifically protest all or any portion of the amounts included in such statement and in such event the Company shall not be obligated to make payment to the City of the amount which has been protested in such manner until ten days after such protest shall have been resolved either by agreement between the City and the Company or by an appropriate tribunal.

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         Under this Section 5.08, the Company shall also be deemed to release, indemnify and agree to hold harmless each employee, official or officer of the City to the same extent as the City.

         SECTION 5.09. Notices of Damage. After the occurrence of any material damage or loss to the Facilities, if any Bonds are then Outstanding, the Company shall notify the City and the Trustee as to the nature and extent of such damage or loss and whether it is practicable and desirable to rebuild, repair, or restore such damage or loss.

         SECTION 5.10. Condemnation; Disposition of Proceeds. In the event that title to or the temporary use of the Facilities, or any part thereof, shall be taken in condemnation or by the exercise of the power of eminent domain by any governmental body or by any person, firm or corporation acting under governmental authority, any proceeds received by the City from any award or awards in respect of the Facilities or any part thereof made in such condemnation or eminent domain proceedings, after payment of all expenses incurred in the collection thereof, shall to the extent of the Company's interest therein be paid to and for the account of the Company, and the City hereby assigns to the Company all of its right, title and interest in and to any claim for and rights with respect to any such condemnation award.

         The City shall cooperate fully with the Company in the handling and conducting of any prospective or pending condemnation proceedings with respect to the Facilities or any part thereof. In no event will the City voluntarily settle or consent to the settlement of any prospective or pending condemnation proceedings with respect to the Facilities or any part thereof without the written consent of the Company, and the City will, at the request of the Company, accept a sum in payment therefor at any stage of the condemnation proceedings which the Company shall certify to the City to be fair. Unless and until such a request is made by the Company, the City will take or cause to be taken all actions necessary to obtain the award of fair compensation for the taking and the collection thereof.

         SECTION 5.11. Condemnation of Company Property. The Company shall be entitled to the entire proceeds of any condemnation award or portion thereof made for damages to or takings of its own property other than the Facilities.

         SECTION 5.12. Payments of Taxes and Assessments: No Liens or Charges. The Company will: (a) pay, or make provision for payment of, all lawful taxes and assessments, including income, profits, property or excise taxes, if any, or other municipal or governmental charges, levied or assessed by any Federal, state or municipal government or political body upon the City with respect to or upon its interest in the Facilities, upon the Project or upon any part of either or upon any installment payments hereunder when the same shall become due and
(b) pay or cause to be discharged or make adequate provision to satisfy and discharge, within sixty (60) days after the same shall accrue, any lien or charge upon any installment payment hereunder and all lawful claims or demands for labor, materials, supplies or other charges which, if unpaid, might be or become a lien upon any installment payment hereunder, except Permitted Encumbrances; provided with respect to both clause (a) and clause (b) of this
Section 5.12 that the Company may in good faith contest any such tax, assessment, lien, charge, claim or demand in appropriate legal proceedings if the Company shall notify the City and the Trustee of its intention so to do at or prior to the time of initiating such contest, and in such event may permit the items so contested to remain unpaid, undischarged and unsatisfied during the period of such contest and any appeal therefrom, unless the City or the Trustee shall notify the Company in writing that, in the opinion of Counsel, by nonpayment of any such items the lien of the Ordinance as to the installment payments of the Purchase Price of the Project will be materially endangered, in which event the Company shall promptly pay and cause to be satisfied and discharged all such unpaid items. The City will cooperate fully with the Company in any such contest.

          SECTION 5.13. Additional Payments by the Company. The Company will pay, or cause be paid, in addition to the payments provided for in Section 5.02(a) hereof, all of the expenses of operation of the portions of the Project including, without limitation, the cost of all necessary and proper repairs, replacements and renewals made pursuant to Section 5.06 hereof and premiums for insurance pursuant to Section 5.07 hereof.

          SECTION 5.14. No Abatement of Payments of Purchase Price of the Project. It is understood and agreed that the payments under Section 5.02(a) hereof and other charges payable hereunder shall continue to be payable at the times and in the amounts herein specified, whether or not the Facilities, or any portion thereof, shall not have been completed or shall have been destroyed by fire or other casualty, or title thereto, or the use thereof, shall have been taken by the exercise of the power of eminent domain, and that there shall be no abatement of any such payments and other charges by reason thereof, whether or not the Facilities are used or useful and whether or not any applicable laws, regulations or standards prevent or prohibit the use of the Plant or the Facilities or any portion thereof, or for any other reason.

          SECTION 5.15. Liens. The Company hereby agrees not to create any lien upon the Bond Fund or upon the Receipts and Revenues (as defined in the Ordinance) other than the lien created in the Ordinance. The Company hereby agrees that it shall not have any interest in the Bond Fund or the moneys or Investment Securities (as defined in the Ordinance) therein.

                               (End of Article V)

                                  ARTICLE VI.

                       SPECIAL COVENANTS; CREDIT FACILITY

          SECTION 6.01. No Warranty as to Suitability of Facilities. The City makes no warranty, either express or implied, with respect to the Facilities as a whole or with respect to any item or portion of the Facilities. Without limiting the effect of the preceding sentence, it is expressly agreed that in connection with the sale and conveyance pursuant to this Agreement (1) the City makes no warranty that the title conveyed shall be good or that its transfer is or was rightful or that the goods shall be delivered free from any security interest or other lien or encumbrance, (2) the City makes NO WARRANTY OF MERCHANTABILITY, and (3) THERE ARE NO WARRANTIES WHICH EXTEND BEYOND THE DESCRIPTION ON THE FACE HEREOF.

          SECTION 6.02. Maintenance of Existence. The Company covenants that it will maintain its corporate existence, will not dissolve or otherwise dispose of all or substantially all its assets and will not consolidate with or merge into another corporation; provided, however, that the Company may consolidate with or merge with or into, or sell or otherwise transfer all or substantially all of its assets (and may thereafter dissolve), to another corporation, incorporated under the laws of the United States, one of the states thereof or the District of Columbia, provided, in the event the Company is not the surviving, resulting or transferee corporation, as the case may be, such corporation prior to such merger, consolidation, sale or transfer assumes, by delivery to the Trustee of an instrument in writing satisfactory in form and substance to the Trustee, all the obligations of the Company herein.

         If consolidation, merger or sale or other transfer is made as permitted by this Section, the provisions of this Section shall continue in full force and effect and no further consolidation, merger or sale or other transfer shall be made except in compliance with the provisions of this Section. The Company shall notify the Trustee of its affiliates from time to time and of the filing of a petition in bankruptcy by or on behalf of any of itself or its affiliates from time to time.

         SECTION 6.03. Quiet Enjoyment of the Facilities. The City covenants that the Company, upon observing and performing the terms, conditions and covenants on the Company's part to be observed and performed under this Agreement, shall peaceably and quietly have, hold and enjoy the Project as purchaser in possession, free from molestation, hindrance, eviction or disturbance by the City or by any other person or persons claiming the same by, through or under the City.

         SECTION 6.04. Cooperation in Applications for Permits and Licenses. In the event it may be necessary for the proper performance of this Agreement on the part of the City or the Company that any application or applications for any permit or license to do or to perform certain things be made to any governmental or other agency by or on behalf of the Company or the City, the Company and the City each agree, upon the request of either, to execute such application or applications.

         SECTION 6.05.    Reserved.

         SECTION 6.06. City's Access to Facilities. The Company agrees that the City shall have the right, upon appropriate prior notice to the Company, to have reasonable access to the Facilities owned or leased by the Company during normal business hours for the purpose of making examinations and inspections of the same; provided, however, that the Company reserves the right to restrict access to any of its generating facilities in accordance with reasonably adopted procedures relating to safety and security.

         SECTION 6.07. Tax Covenants. The Company covenants that it will not take any action or fail to take any action reasonably within its control which would, under the Code, cause the interest payable on the Bonds to be includable in gross income of the holders thereof for Federal income tax purposes (other than a "substantial user" of the Facilities or a "related person" as those terms are used in Section 147(a) of the Code).

         The Company covenants that it will pay to the United States of America, on behalf of the City, at or before the times required by or under Section 148(f) of the Code, the amounts required to cause to be met with respect to the Bonds the rebate requirement of said Section and such rules and regulations applicable to the Bonds. The Company covenants that in directing the investment of the gross proceeds of the Bonds it will comply with the applicable requirements of Section 148 of the Code. The Company covenants that it will maintain on behalf of the City such records and file such reports, and file copies thereof with the City and, if requested by the Trustee, with the Trustee, as may be necessary to be maintained to demonstrate compliance with this paragraph.

         SECTION 6.08. Credit Facility. (a) In order to provide credit support for the payment of all or a portion of the obligations of the Company under
Section 5.02 or 10.01(a) hereof, or both, the Company may, but shall not be obligated to, provide a Credit Facility at any time, and from time to time. Subject to the provisions of subsections (c) and (d) of this Section 6.08, the Company may at any time, and from time to time, terminate, or cause or allow to be terminated or to expire any such Credit Facility. The Company hereby authorizes and directs the Trustee to draw moneys under the Credit Facility, if any, in accordance with the terms thereof and of the Ordinance.

               (b) Any Credit Facility, at the option of the Company, may provide that drawings may be made thereunder to pay to the Trustee, in accordance with the terms thereof, (i) an amount equal to (A) the principal of the Bonds when due upon maturity, redemption or acceleration and (B) the portion of the purchase price of Bonds purchased pursuant to Section 14.03(ii) of the Ordinance equal to the principal amount thereof; (ii) an amount equal to a specified number of days' interest, computed at the Maximum Interest Rate (as defined in the Ordinance), on the Bonds to pay (A) accrued and unpaid interest on the Bonds and (B) the portion of the purchase price of Bonds purchased pursuant to Section 14.03(ii) of the Ordinance equal to the accrued interest thereon; (iii) any part of the portion of the purchase price of Bonds purchased pursuant to Section 14.03(ii) of the Ordinance corresponding to redemption premium on the Bonds; and, (iv) an amount to pay redemption premium, if any, on the Bonds which may be payable upon the redemption thereof. The Credit Facility shall be reduced to the extent of any drawings thereunder and reinstated in accordance with the terms thereof.

         The Company may, at its election, provide for one or more extensions of any Credit Facility in accordance with the terms of the Reimbursement Agreement in respect thereof.

               (c) On or prior to the 35th day preceding the mandatory purchase date occurring pursuant to Section 4.08(c) of the Ordinance, the Company shall deliver to the Trustee, the Tender Agent, the Remarketing Agent and the Bank:

                     (i) a notice which (A) states the effective date of expiration or termination of the existing Credit Facility, (B) describes any substitute Credit Facility which may be provided in lieu thereof, and (C) directs the Trustee, after taking such actions thereunder as are required to be taken to provide moneys due under the Ordinance in respect of the Bonds or the purchase thereof, to surrender the Credit Facility to expire or to be terminated to the obligor thereon on the effective date of the substitute Credit Facility to be provided in lieu of the Credit Facility to expire or to be terminated or, if no such Credit Facility is to be so provided, on the effective date of such expiration or termination; and

                    (ii) written evidence from Moody's, if the Bonds are then rated by Moody's, and S&P, if the Bonds are then rated by S&P, of the action that such rating agency will take with respect to the rating assigned to the Bonds on such expiration or termination and delivery of a new Credit Facility, if any.

               (d) On or prior to the 35th day preceding the effective date of expiration or termination of any Credit Facility and the substitution of another Credit Facility that does not result in a downgrading or withdrawal of any rating assigned to the Bonds, the Company shall deliver to the Trustee, the Tender Agent, the Remarketing Agent and the Bank:

                    (i) a notice which (A) states the effective date of expiration or termination of the existing Credit Facility, (B) describes the Credit Facility which is to be provided in lieu thereof, and (C) directs the Trustee to surrender the Credit Facility to expire or to be terminated to the obligor thereon on the effective date of the substitute Credit Facility to be provided in lieu of the Credit Facility to expire or to be terminated; and

                    (ii) written evidence from Moody's, if the Bonds are then rated by Moody's, and S&P, if the Bonds are then rated by S&P, that such expiration or termination and delivery of a new Credit Facility will not result in a downgrading or withdrawal of the rating assigned to the Bonds by such rating agency.

               (e) In connection with any termination of a Credit Facility and/or the provision of a new Credit Facility, if any, the Company also shall furnish to the Trustee a Favorable Opinion of Bond Counsel (as defined in the Ordinance) and such other opinions of counsel as to such other matters as the City or the Trustee may request.

                               (End of Article VI)

                                  ARTICLE VII.

                         ASSIGNMENT, LEASING AND SELLING

         SECTION 7.01. Assignment, Leasing or Selling of the Facilities by the City. Except as provided in Article V of this Agreement, the City will not sell, lease, assign, transfer, convey or otherwise dispose of its interest in the Project or any portion thereof or interest therein or in the revenues therefrom without the written consent of the Company, nor will it create or suffer to be created any debt, lien or charge thereon, not consented to by the Company, except Permitted Encumbrances.

         SECTION 7.02. Conditions. The Company may sell, lease or assign its interest in the Facilities, in whole or in part, other than as described in
Section 6.02 hereof, provided the purchaser, lessee or assignee shall assume the obligations of the Company hereunder with respect to the operation, maintenance and insurance of its interest in the Facilities. No such sale, lease or assumption shall relieve the Company of its liability for the payments specified in Section 5.02 hereof and for the performance and observance of the other covenants and agreements on its part herein provided.

         Notwithstanding any other provisions to the contrary, nothing in this
Article VII shall be deemed to prohibit further sale or lease by the Company of its interest in the Facilities in connection with any authorized financing thereof under the Act; provided, however, that no such sale or lease by the Company of its interest in the Facilities or Plant shall affect the payment obligations of the Company hereunder.

         SECTION 7.03. Instrument Furnished to Trustee. The Company shall, within 15 days after the delivery thereof, furnish to the City and the Trustee a true and complete copy of the agreements or other documents effectuating any such assignment, lease or sale.

                              (End of Article VII)

                                 ARTICLE VIII.

                         EVENTS OF DEFAULT AND REMEDIES

         SECTION 8.01. Events of Default. Each of the following events shall be and is referred to in this Agreement as an "Event of Default":

               (a) failure by the Company to make when due any installment of the Purchase Price of the Project or any payment required under Section 10.01(a) hereof, which failure shall have resulted in an "Event of Default" under clause (i), (ii) or (iii) of Section 10.01(a) of the Ordinance;

               (b) a failure by the Company (i) to pay when due any other payment required to be made under this Agreement or (ii) to observe and perform any other covenant, condition or agreement on its part to be observed or performed, other than as referred to in this Section 8.01, which failure continues for a period of 30 days after written notice, specifying such failure and requesting that it be remedied, is given to the Company by the City or the Trustee, which may give such notice in its discretion and shall give such notice at the written request of the holders of not less than a majority in principal amount of the Bonds then Outstanding (other than Bonds held by, or on behalf of the Company), unless the City and the Trustee or the City, the Trustee and the holders of a principal amount of Bonds not less than the principal amount of Bonds the holders of which requested such notice, as the case may be, shall agree to an extension of such period prior to its expiration; or

               (c) the dissolution or liquidation of the Company, or the filing by the Company of a voluntary petition in bankruptcy, or failure by the Company promptly to forestall or lift any execution, garnishment or attachment of such consequence as will impair its ability to continue its business or to make any payments under this Agreement, or the entry of an order for relief by a court of competent jurisdiction in any proceeding for its liquidation or reorganization under the provisions of any bankruptcy act or under any similar act which may be hereafter enacted, or an assignment by the Company for the benefit of its creditors, or the entry by the Company into an agreement of composition with its creditors (the term "dissolution or liquidation of the Company", as used in this clause, shall not be construed to include the cessation of the existence of the Company resulting from a dissolution or liquidation of the Company following a transfer of all or substantially all its assets as an entirety, under the conditions permitting such actions contained in Section 6.02 hereof); or

               (d) the occurrence and continuance of an Event of Default under the Ordinance.

         The City (or the Company, in the case of clause (c)) shall promptly notify the Trustee and the Bank of the occurrence of any Event of Default under this Section 8.01.

         SECTION 8.02. Force Majeure. The provisions of Section 8.01(b) hereof are subject to the following limitations: If by reason of acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; orders of any kind of the government of the United States or of the State of New Mexico or any department, agency, political subdivision, court or official of any of them, or any civil or military authority; insurrections; riots; epidemics; landslides; lightning; earthquakes; volcanoes; fires; hurricanes; tornados; floods; washouts; droughts; arrests; restraint of government and civil disturbances; explosions; breakage or accident to machinery; or entire failure of utilities; or any cause or event not reasonably under the control of the Company, the Company is unable in whole or in part to carry out any one or more of its agreements or obligations contained herein other than its obligations under Sections 5.02, 5.04, 5.08, 5.12, 6.02, 8.05 and 10.01(a) hereof, the Company shall not be deemed in default by reason of not carrying out said agreement or agreements or performing said obligation or obligations during the continuance of such inability. The Company shall use reasonable efforts to remedy the cause or causes preventing it from carrying out its agreements; provided, that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of the Company, and the Company shall not be required to make settlement of strikes, lockouts and other disturbances by acceding to the demands of the opposing party or parties when such course is, in the judgment of the Company, unfavorable to the Company.

         SECTION 8.03. Remedies. (a) Upon the occurrence and continuance of any Event of Default described in Section 8.01 hereof, and further upon the condition that, in accordance with the terms of the Ordinance, the Bonds shall have been declared to be immediately due and payable pursuant to any provision of the Ordinance, the unpaid balance of the Purchase Price of the Project shall, without further action, become and be immediately due and payable.

         Any waiver of any "Event of Default" under the Ordinance and a rescission and annulment of its consequences shall constitute a waiver of the corresponding Event or Events of Default under this Agreement and a rescission and annulment of the consequences thereof.

               (b) Upon the occurrence and continuance of any Event of Default, the City may take, or cause to be taken, any action at law or in equity to collect any payments then due and thereafter to become due, or to enforce performance and observance of any obligation, agreement or covenant of the Company hereunder.

               (c)   Any amounts collected from the Company pursuant to this
Section 8.03 shall be applied in accordance with the Ordinance.

         SECTION 8.04. No Remedy Exclusive. No remedy conferred upon or reserved to the City hereby is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the City to exercise any remedy reserved to it in this Article VIII, it shall not be necessary to give any notice other than such notice as may be herein expressly required.

         SECTION 8.05. Reimbursement of Attorneys' Fees. If the Company shall default under any of the provisions hereof (i) and the City or the Trustee shall employ attorneys or incur other reasonable expenses for the collection of payments due hereunder or for the enforcement of performance or observance of any obligation or agreement on the part of the Company contained herein, the Company will on demand therefor reimburse the City or the Trustee, as may be, for the reasonable fees of such attorneys and such other reasonable expenses so incurred, to the extent permitted by law, and (ii) the Company shall pay the Trustee reasonable compensation for extraordinary services, including default administration.

         SECTION 8.06. Waiver of Breach. In the event any obligation created hereby shall be breached by either of the parties and such breach shall thereafter be waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder. In view of the assignment of certain of the City's rights and interests hereunder to the Trustee, the City shall have no power to waive any default hereunder by the Company in respect of such rights and interests without the consent of the Trustee, and the Trustee may exercise any of the rights of the City hereunder.

                              (End of Article VIII)

                                  ARTICLE IX.

                   PREPAYMENT OF PURCHASE PRICE OF THE PROJECT

         SECTION 9.01. Options of Company to Prepay Purchase Price of the Project. (a) The Company shall have, and is hereby granted, the option to prepay the unpaid balance of the Purchase Price of the Project in whole or in part by causing the Bonds to be called for redemption pursuant to Section 4.01 of the Ordinance in which case all or a portion of the balance of the Purchase Price of the Project shall become due and payable on the redemption date specified pursuant to Section 9.02 hereof in an amount sufficient to pay the principal of any premium, if any, and interest on the Bonds so called for redemption.

               (b) The Company shall also have, and is hereby granted, the option to prepay the unpaid balance of the Purchase Price of the Project in whole or in part by causing Bonds to be deemed to have been paid pursuant to
Section 9.01 of the Ordinance by depositing with the Trustee moneys or obligations, or a combination thereof, as required by such Section 9.01 and by giving the irrevocable instructions required by such Section 9.01.

         SECTION 9.02. Exercise of Option. (a) To exercise an option granted in Section 9.01 hereof, the Company shall give written notice to the Trustee which shall designate therein the principal amount of the Bonds to be caused to be redeemed, or to be deemed to be paid in accordance with Section 9.01 of the Ordinance and, in the event a redemption of Bonds is to be effected, such notice shall be given to the Trustee not less than five Business Days (as defined in the Ordinance) prior to the day on which the Trustee shall be required to give notice of any such redemption and shall specify therein (i) the date or dates of redemption and (ii) the applicable redemption provision of the Ordinance. The exercise of an option granted in Section 9.01 hereof shall be revocable by the Company at any time before the receipt by the Trustee of the portion of the Purchase Price of the Project to be prepaid.

               (b) Upon receipt of a notice furnished pursuant to this Section 9.02, the City shall cooperate fully with the Trustee to permit the Trustee to take or cause to be taken all actions required of it under the Ordinance to cause Bonds to be paid or redeemed in accordance with such notice.

               (c) In the event the Company exercises its rights to cause the Bonds to be redeemed or deemed to have been paid as provided in Section 9.01 hereof, it shall give the Trustee directions to draw moneys under the applicable Credit Facility in accordance with the terms hereof and of the Ordinance in the amounts so specified by the Company in such direction or order to effect the redemption of the Bonds entitled to the benefits of the Credit Facility or cause such Bonds to be deemed to have been paid as provided in Section 9.01 of the Ordinance.

         SECTION 9.03. Mandatory Prepayment of Purchase Price of the Project. The Company shall prepay the necessary portion of the unpaid balance of the Purchase Price of the Project on such dates on which the Bonds are required to be redeemed pursuant to the Ordinance.

         SECTION 9.04. Prepayment Upon Certain Transfers. On or after the date of the transfer of moneys from the Construction Fund to the Bond Fund pursuant to subsection (iv) of Section 6.01 of the Ordinance, but in all events prior to the date of any notices of redemption resulting therefrom, the Company shall deposit into the Bond Fund such amount as shall be necessary so that the principal amount of Bonds to be so redeemed shall be in Authorized Denominations (as defined in the Ordinance). The Company shall be deemed to have exercised its option to prepay a portion of the unpaid purchase price of the Project in an amount equal to the total amount of moneys so transferred and deposited and to have specified that a principal amount of Bonds equal thereto shall be redeemed. The Company shall also, at the time of making the deposit into the Bond Fund specified above, deposit therein an amount equal to the premium, if any, and interest which will be due on the principal amount of Bonds to be redeemed. Thereupon, the Trustee shall promptly take steps under the Ordinance to redeem, on the first practicable date for which notice of redemption may be timely given under the Ordinance, an aggregate principal amount of Bonds equal to the amount of such prepayment. If Bond Counsel shall have rendered their opinion to the effect specified in subsection (iv) of Section 6.01 of the Ordinance, this
Section 9.04 shall be disregarded to the extent specified in such opinion.

                               (End of Article IX)

                                   ARTICLE X.

                        PURCHASE AND REMARKETING OF BONDS

         SECTION 10.01. Purchase of Bonds. (a) In consideration of the issuance of the Bonds by the City, but for the benefit of the Owners of the Bonds, the Company does hereby covenant and agree to cause the necessary arrangements to be made and to be thereafter continued whereby, from time to time, the Bonds will be purchased from the owners thereof under the circumstances provided in Section
4.08 of the Ordinance. In furtherance of the foregoing covenant of the Company, the City, at the direction of the Company, has set forth in Section 4.08 of the Ordinance the terms and conditions relating to such purchases and has set forth in Article XIV of the Ordinance the duties and responsibilities of the Tender Agent with respect to the purchase of Bonds and of the Remarketing Agent with respect to the remarketing of Bonds. At the direction of the Company, Salomon Smith Barney Inc. has been designated as the initial Remarketing Agent and as the initial Tender Agent and the Company hereby authorizes and directs the Tender Agent and the Remarketing Agent to purchase, offer, sell and deliver Bonds in accordance with the provisions of Section 4.08 and Article XIV of the Ordinance.

         Without limiting the generality of the foregoing covenant of the Company, and in consideration of the City's having set forth in the Ordinance the aforesaid provisions of Section 4.08 and Article XIV thereof, the Company covenants, for the benefit of the Owners of the Bonds, to pay, or cause to be paid, to the Tender Agent such amounts as shall be necessary to enable the Tender Agent to pay the purchase price of Bonds, all as more particularly described in Section 4.08 and Article XIV of the Ordinance.

               (b) The City shall have no obligation or responsibility financial or otherwise, with respect to the purchase or remarketing of Bonds or the making or continuation of arrangements therefor, except that the City shall generally cooperate with the Company, the Trustee, the Tender Agent and the Remarketing Agent as contemplated in Article XIV of the Ordinance.

         SECTION 10.02. Optional Purchase of Bonds. Subject to the limitations of the Ordinance, the Company, at any time and from time to time, may furnish moneys to the Tender Agent accompanied by a notice directing that such moneys be applied to the purchase of Bonds to be purchased pursuant to Section 4.08 and
Article XIV of the Ordinance. Bonds so purchased shall be delivered to the Company in accordance with Section 14.05(i) of the Ordinance.

         SECTION 10.03. Determination of Interest Rate Periods. The Company may determine the duration and type of the Interest Rate Periods and certain other provisions relating to Interest Rate Periods as, and to the extent, set forth in
Section 2.01 of the Ordinance.

                               (End of Article X)

                                  ARTICLE XI.

                                  MISCELLANEOUS

         SECTION 11.01. Term of Agreement. This Agreement shall remain in full force and effect from the date hereof until the right, title and interest of the Trustee in and to the Trust Estate shall have ceased, terminated or become void in accordance with Article IX of the Ordinance and until all payments required under this Agreement shall have been made.

         SECTION 11.02. Notices. All notices, certificates, requests or other communications hereunder shall be sufficiently given and shall be deemed given when delivered or telecopied or if mailed, when mailed by registered mail, postage prepaid, addressed as follows:

If to the City:                        City of Farmington
                                       City Hall
                                       800 Municipal Drive
                                       Farmington, New Mexico 87401

                                       Attention: City Treasurer

If to the Company:                     El Paso Electric Company
                                       100 North Stanton
                                       El Paso, Texas 79901

                                       Attention: Treasurer

If to the Trustee:                     JPMorgan Chase Bank
                                       600 Travis, Suite 1150
                                       Houston, Texas 77002

                                       Attention: Institutional Trust Services

If to the Remarketing Agent:           Salomon Smith Barney Inc.
                                       390 Greenwich Street, 4/th/ Fl.
                                       New York, New York 10013

                                       Attention: James A. Brodt

If to the Tender Agent:                Salomon Smith Barney Inc.
                                       390 Greenwich Street, 4/th/ Fl.
                                       New York, New York 10013

                                       Attention: James A. Brodt

A copy of each notice, certificate, request or other communication given hereunder to the City, the Company, the Trustee, the Bank, the Tender Agent or the Remarketing Agent shall also be given to the others. The City, the Company, the Trustee, the Bank, the Tender Agent and the Remarketing Agent may, by notice given hereunder, designate further or different addresses to which subsequent notices, certificates, requests or other communications shall be sent. Such notice shall be given to all others listed above.

          SECTION 11.03. Parties in Interest. This Agreement shall inure to the benefit of and shall be binding upon the City, the Company and their respective successors and assigns, and no other person, firm or corporation, other than the Owners, the Trustee, the Registrar or the Paying Agent under the Ordinance, the Tender Agent, the Remarketing Agent and the Bank, shall have any right, remedy or claim under or by reason of this Agreement; provided, however, that the obligations of the Company under Section 5.08 hereof shall inure to the benefit of the persons specified therein, and such obligations shall be enforceable by such persons as a third-party beneficiary; and subject to the limitation that any obligation of the City created by or arising out of this Agreement shall not be a general debt of the City, but shall be payable solely out of the revenues derived from this Agreement or the sale of the Bonds or income earned on invested funds as provided herein and in the Ordinance.

          SECTION 11.04. Extent of Covenants of the City; No Personal Liability. All covenants, obligations and agreements of the City contained in this Agreement or the Ordinance shall be effective to the extent authorized and permitted by applicable law. No such covenant, obligation or agreement shall be deemed to be a covenant, obligation or agreement of any official, officer, agent, or employee of the City in other than his official capacity, and neither the members of the City Council nor any official executing the Bonds shall be liable personally on the Bonds or be subject to any personal liability or accountability by reason of the issuance thereof or by reason of the covenants, obligations or agreements of the City contained in this Agreement or in the Ordinance.

          SECTION 11.05. Confirmation of Request by the Company. The Company hereby confirms that it has requested that the City adopt an ordinance in the form and to the effect of the Ordinance including, without limitation, all of the terms and provisions relating to the Bonds, the Trustee, Paying Agent, Registrar, Remarketing Agent and Tender Agent and designating the parties named therein as Trustee, Paying Agent, Registrar, Remarketing Agent and Tender Agent.

          SECTION 11.06. Amendments. This Agreement may be amended only by written agreement of the parties hereto with the consent of the Bank or the provider of any other Credit Facility, for so long as the Credit Facility is in effect, subject to the limitations set forth herein and in the Ordinance.

          SECTION 11.07. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original; but such counterparts shall together constitute but one and the same Agreement.

          SECTION 11.08. Severability. If any clause, provision or section of this Agreement shall, for any reason, be held illegal or invalid, such illegality or invalidity shall not affect any other provision of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provisions had not been contained herein.

          SECTION 11.09. Governing Law. The laws of the State of New Mexico shall govern the construction of this Agreement.

                               (End of Article XI)

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                          CITY OF FARMINGTON, as Vendor

(Seal)

                                          By:    /s/ William E. Stanley
                                              ----------------------------------
                                                           Mayor

Attest:


-----------------------------
         City Clerk

                                          EL PASO ELECTRIC COMPANY, as Vendee


                                          By:     /s/ Kathryn Hood
                                              ----------------------------------
                                              Title:  Treasurer

STATE OF NEW MEXICO  )
                     :  ss.
COUNTY OF SAN JUAN   )


     On this 29th day of July, before me personally came William E. Stanley to me known, who, being by me duly sworn, did depose and say that he resides at Farmington, NM; that he is the Mayor of the City of Farmington, New Mexico, an incorporated municipality of the state of New Mexico, the municipality described in and which executed the above instrument; that he knows the seal of said municipality; that the seal affixed to said instrument is such seal; that it was so affixed by authority of the City Council of said municipality; and that he signed his name thereto by like authority.

[Notarial Seal Affixed]

                                                 /s/ Dianne Fuhrman
                                             ---------------------------
                                                     Notary Public

                                                    [Notarial Stamp]

STATE OF TEXAS                      )
                                    )  ss.
COUNTY OF EL PASO                   )


         On this 6th day of August, before me personally came Kathryn Hood, who, being by me duly sworn, did depose and say that she resides El Paso County; that she is the Treasurer of El Paso Electric Company, a Texas corporation, the corporation described in and which executed the above instrument; and that she signed her name to said instrument by authority of the Board of Directors of such corporation.

[Notarial Seal Affixed]                                   /s/ Nora Herrera
                                                    ----------------------------
                                                            Notary Public

                                                           [Notarial Stamp]

                                                                       EXHIBIT A

                          DESCRIPTION OF THE FACILITIES

         The Facilities consist of various systems, machinery and equipment at Units 4 and 5 of the Plant and certain common facilities related to all five Units of the Plant, which may be generally described as follows:

         A. Particulate Removal System. The particulate removal system is designed for the purpose of removing fly ash emissions from flue gas. This system includes a flue gas draft system, fabric filter baghouses and a fly ash handling system.

         B. Low Volume Waste Water System. The low volume waste water system is designed to reduce the suspended solids in, and remove the oil from, contaminated waste water streams, including hydrobin discharges and coal pile runoff, and to dispose of them through a new treatment pond. The system includes open trenches intercepting waste discharges, a waste sump, pumping equipment, the treatment pond, an overflow spillway for discharge of clean water to Lake Morgan and a pipeline to divert acid wash to the ash ponds.

         C. Sulfur Dioxide Removal System. The sulfur dioxide removal system is designed to remove sulfur dioxide emissions from flue gas. This system to remove sulfur dioxide from flue gases includes vertical spray tower absorber modules with mist eliminators, lime slakers and other lime handling facilities, a thickening and polymer system, a secondary dewatering and sludge stabilization system, sludge and ash transport facilities and related mixers, tanks, pipes, pumps, silos, ducts and structures. The system also includes mechanical, electrical, instrumentation and control systems to permit the operation of the system in accordance with environmental requirements and a new stack.

         D. Sanitary Sewer System. The sanitary sewer system is designed to upgrade the quality of water discharge from the sanitary sewer system.

                                                                       EXHIBIT B

                        LIST OF THE COMPANY'S AFFILIATES

Mirasol Energy Services, Inc.